Exhibit 99.B(d)(4)

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Banc of America Capital Management, LLC

As of March 17, 2003

as amended December 9, 2004

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation for each Fund at an annual rate as follows:

SEI Liquid Asset Trust

The fee for each Fund listed on Schedule A of this Agreement shall be calculated based on the average daily net assets of such Fund aggregated with the average daily net assets of any other Fund listed on Schedule A of this Agreement, SEI Daily Income Trust’s Money Market Fund, Prime Obligation Fund, Government Fund, Government II Fund, Treasury Fund, Treasury II Fund and Federal Securities Fund, the SEI US Dollar Money Market Fund and SEI Global Master Fund’s SEI US Liquid Assets Fund by applying the above fee schedule.  The fee shall be paid to the Sub-Adviser monthly.

Agreed and Accepted:

SEI Investments Management Corporation	Banc of America Capital Management, LLC

By:	By:

/s/ Timothy D. Barto	/s/ Roger Sayler

Name:	Name:

Timothy D. Barto	Roger Sayler

Title:	Title:

Vice President	COO